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                                                                     EXHIBIT 4.1

                          FIFTH SUPPLEMENTAL INDENTURE


                  FIFTH SUPPLEMENTAL INDENTURE, dated as of June 20, 1996 (the "Fifth Supplemental Indenture"), among Spieker Properties, L.P., a limited partnership organized under the laws of California (the "Issuer"), Spieker Properties, Inc., a Maryland corporation, (the "General Partner"), and State Street Bank and Trust Company, as Trustee (the "Trustee").

                              W I T N E S S E T H:

                  WHEREAS, the Issuer, the General Partner and the Trustee executed and delivered an Indenture, dated as of December 6, 1995, and the first supplemental indenture, second supplemental indenture and third supplemental indenture, each dated December 11, 1995, and the fourth supplemental indenture dated January 24, 1996 (collectively, and as supplemented hereby, the "Indenture"), to provide for the issuance by the Issuer from time to time of debt securities evidencing its unsecured indebtedness;

                  WHEREAS, pursuant to Board Resolution, the Issuer has authorized the issuance of up to $200,000,000 of its medium term notes (the "Medium Term Notes");

                  WHEREAS, the Issuer and the General Partner have entered into a distribution agreement (the "Distribution Agreement") with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dean Witter Reynolds Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (each an "Agent" and, together with any other agents that the Issuer may elect to add pursuant to the terms of the Distribution Agreement, the "Agents") pursuant to which the Medium Term Notes will be offered to the public from time to time by the Issuer through the Agents, each of which, if agreed to by the Issuer and the applicable Agent, has agreed to purchase the Medium Term Notes as principal for resale or to use its reasonable efforts to solicit offers to purchase Medium Term Notes which offers may be accepted by the Issuer from time to time. The Issuer also may sell Medium Term Notes directly to Investors on its own behalf in those jurisdictions where it is authorized to do so.

                  WHEREAS, the Issuer desires to establish the terms of the Medium Term Notes in accordance with Sections 301 and 303 of the Indenture and to establish the form of Medium Term Notes in accordance with Section 201 of the Indenture.


                                    ARTICLE 1
                                      TERMS

         SECTION 101. TERMS OF MEDIUM TERM NOTES. The following terms relating to the Medium Term Notes are hereby established:

                  (1) The Medium Term Notes shall constitute a series of Securities having the title "Medium Term Notes."

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                  (2) The aggregate principal amount of the Medium Term Notes that may be authenticated and delivered under the Indenture (except for Medium Term Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Medium Term Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall be up to $200,000,000. The date of issuance, interest rate, date from which interest shall accrue, issue price, maturity, redemption provisions, if any, and any other terms of any Medium Term Notes may be established from time to time by any officer of the General Partner and shall be set forth in an Issuer Order delivered to the Trustee and the pricing supplement applicable to such Medium Term Notes (the "Pricing Supplement") which supplements the Prospectus Supplement, dated June 20, 1996, to the Prospectus dated June 20, 1996, included in the Registration Statement on Form S-3 (No. 333-04299). The Issuer shall use its reasonable best efforts to send to the Trustee a copy of the Pricing Supplement by telecopy or overnight express mail, in each case, for delivery by the close of business on the applicable trade date (but in no event later than 11:00 a.m. New York City time on the Business Day following the applicable trade date.)

                  (3) The date or dates, or the method by which such date or dates are determined on which the outstanding principal of the Medium Term Notes become payable may be established from time to time by an Officer of the General Partner and shall be set forth in the applicable Pricing Supplement.

                  (4) Unless stated to the contrary on the face of any Medium Term Note and in the applicable Issuer Order and Pricing Supplement, the Medium Term Notes will bear interest at a fixed rate or at floating rates. Such fixed rate or floating rates or the method by which such fixed rate or floating rates shall be determined, the date or dates from which such interest shall accrue, or the method by which such date or dates is determined, the Interest Payment Dates on which such interest will be payable and the Regular Record Date, if any, for the interest payable on the Medium Term Notes on any Interest Payment Date, or the method by which such date is determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months, may be established from time to time by an officer of the General Partner and shall be set forth in the related Issuer Order and applicable Pricing Supplement. If so specified on the face of any Medium Term Note and the related Issuer Order and applicable Pricing Supplement, such Medium Term Note may be issued at a price less than its stated redemption price at maturity and may pay no interest or interest at a rate that is below market at the time of issuance.

                  (5) Unless stated to the contrary on the face of any Medium Term Note and in the related Issuer Order applicable Pricing Supplement, the Medium Term Notes and issued from time to time shall be in Book-Entry Form, and payment of principal of, and premium and interest, if any, on such Medium Term Notes will be made by the Issuer through the Trustee to the DTC. If the Medium Term

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         Notes are registered in Definitive Form, the place where the principal of or premium, if any, at the Maturity of each such Medium Term Note shall be payable, and Medium Term Notes may be surrendered for the registration of transfer or exchange and the place where notices or demands to or upon the Issuer in respect of the Medium Term Notes and the Indenture may be served shall be, the Corporate Trust Office of the Trustee, and with respect to the surrender of such Notes, the Trustee's New York City office, 61 Broadway, New York, New York 10006 (each such office a "Place of Payment"), or at such other place as the Issuer shall designate. Payment of interest due on Definitive Notes on any Interest Payment Date other than the Stated Maturity will be made at the applicable Place of Payment or, at the option of the Issuer, may be made by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register maintained at the Corporate Trust Office.; provided, however, a Holder of $10 million or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date, other than at Maturity by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

                  (6) Unless stated to the contrary on the face of any Medium Term Note and in the applicable Pricing Supplement, such Medium Term
         Note is not subject to redemption. If stated on the face of any Medium Term Note and in the applicable Issuer Order and Pricing Supplement that such Medium Term Note is subject to redemption, the Medium Term Note may be redeemed at any time after the initial redemption date specified on the face of the Medium Term Note and in the applicable Pricing Supplement, at the option of the Issuer, in whole or from time to time in part, at the Redemption Price (as defined in the Medium Term Notes) and in accordance with the provisions set forth in the Medium Term Note and the Indenture.

                  In the event of redemption of the Medium Term Notes in part only, a new Medium Term Note for the amount of the unredeemed portion thereof shall be issued in the name of the Holder thereto, upon cancellation thereof.

                  (7) If provided on the face of any Medium Term Note and in the applicable Issuer Order and Pricing Supplement, the Medium Term Notes will be subject to repayment, in whole or in part, on a given day or days prior to their Maturity at the option of the Holders thereof in accordance with the terms of such Medium Term Notes on their respective optional repayment dates, if any, as agreed upon by the Issuer and the purchasers thereof at the time of such sale. Unless stated to the contrary on the face of any Medium Term Note and in the applicable Issuer Order and Pricing Supplement, the Medium Term Notes will not have the benefit of any sinking fund.


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                  (8) The Medium Term Notes shall be issuable in denominations of $1,000 and any integral multiple thereof, or in the authorized amount specified on the face of the Medium Term Note and in the applicable Pricing Supplement.

                  (9) The Trustee shall be the Security Registrar, Paying Agent and Calculation Agent for the Notes in accordance with the terms of a certain Interest Calculation Agency Agreement dated as of June 20, 1996.

                  (10) The entire issued and outstanding principal amount of the Medium Term Notes shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 502 of the Indenture.

                  (11) Payments of the principal of and interest on the Medium Term Notes shall be made in U.S. Dollars, and the Medium Term Notes shall be denominated in U.S. Dollars.

                  (12) The Medium Term Notes will be payable on the Stated Maturity Date in an amount equal to the principal amount thereof plus any unpaid interest accrued to the Stated Maturity Date.

                  (13) Unless stated to the contrary on the face of any Medium Term Note or in the applicable Issuer Order and Pricing Supplement, the Holders of the Medium Term Notes shall have no special rights in addition to those provided in the Indenture upon the occurrence of any particular events.

                  (14) (A) There shall be no deletions from, modifications of or additions to the Events of Default with respect to the Medium Term Notes set forth in the Indenture.

                       (B) There shall be the following additions to the covenants set forth in the Indenture with respect to the Medium Term Notes, which shall be effective only for so long as any of the Medium Term Notes are Outstanding:

                           Limitations On Incurrence of Debt. The Issuer will
                  not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than inter-company debt representing Debt to which the only parties are the General Partner, the Issuer and any of their Subsidiaries (but only so long as such Debt is held solely by any of the General Partner, the Issuer and any Subsidiary) that is subordinate in right of payment to the Medium Term Notes if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Issuer and its Subsidiaries on a consolidated basis is greater than 60% of the sum of (i) Total Assets (as defined below) as of the end of the calendar quarter covered in the Issuer's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Trustee (or such reports of the General Partner if filed by the

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                  Issuer with the Trustee in lieu of filing its own reports)
                  prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase, together with the Total Assets, is referred to as "Adjusted Total Assets").

                           In addition to the foregoing limitation on the
                  incurrence of Debt, the Issuer will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Issuer or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Issuer or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Issuer or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

                           In addition to the foregoing limitations on the
                  incurrence of Debt, the Issuer will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Issuer or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 40% of Adjusted Total Assets.

                           For purposes of the foregoing provisions regarding
                  the limitation on the incurrence of Debt, Debt shall be deemed to be

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                  "incurred" by the Issuer or a Subsidiary whenever the Issuer and its Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

                           Maintenance of Total Unencumbered Assets. The Issuer
                  is required to maintain Total Unencumbered Assets of not less than 165% of the aggregate outstanding principal amount of all outstanding Unsecured Debt.

                           As used herein:

                           "Annual Service Charge" as of any date means the
                  amount which is expensed in any 12-month period for interest on Debt of the Issuer and its Subsidiaries.

                           "Consolidated Income Available For Debt Service" for
                  any period means Consolidated Net Income plus amounts which have been deducted for (a) interest on Debt of the Issuer and its Subsidiaries, (b) provision for taxes of the Issuer and its Subsidiaries based on income, (c) amortization of Debt discount, (d) provisions for gains and losses on properties,
                  (e) depreciation and amortization, (f) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (g) amortization of deferred charges.

                           "Consolidated Net Income" for any period means the
                  amount of consolidated net income (or loss) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

                           "Debt" of the Issuer or any Subsidiary means any
                  indebtedness of the Issuer or such Subsidiary, as applicable, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments,
                  (ii) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance of any security interest existing on property owned by the Issuer or such Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Issuer or such Subsidiary as lessee which is reflected in the Issuer's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, and in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Issuer's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise

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                  included, any obligation by the Issuer or such Subsidiary to be liable for, or to pay, as obligor, General Partner or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Issuer or any Subsidiary).

                           "Subsidiary" means a corporation, partnership or
                  limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Issuer or by one or more other Subsidiaries of the Issuer. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                           "Total Assets" as of any date means the sum of (i)
                  Undepreciated Real Estate Assets and (ii) all other assets of the Issuer and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

                           "Total Unencumbered Assets" means the sum of (i)
                  those Undepreciated Real Estate Assets which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Debt, excluding infrastructure assessment bonds, and (ii) all other assets of the Issuer and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable) which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Debt.

                           "Undepreciated Real Estate Assets" as of any date
                  means the cost (original cost plus capital improvements) of real estate assets of the Issuer and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

                           "Unsecured Debt" means Debt which is not secured by
                  any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the properties of the Issuer or any Subsidiary.

                  (C) The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer's compliance with the covenants contained in this subsection or with respect to reports or other documents filed under the Indenture; provided, however, that nothing herein shall relieve the Trustee of any obligations to monitor the Issuer's timely delivery of all reports


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         and certificates required under Sections 703 and 1005 of the Indenture and to fulfill its obligations under Article Six of the Indenture.

                           (15) Unless stated to the contrary on the face of any
                  Medium Term Note and in the applicable Issuer Order and Pricing Supplement, the Medium Term Notes shall be issuable as Registered Securities in permanent global form (without coupons). Beneficial owners of interests in the permanent global Medium Term Notes may not exchange such interests for Medium Term Notes of like tenor or any authorized form and denomination except as otherwise provided in Section 305 of the Indenture. DTC shall be the depository with respect to the permanent global Medium Term Notes and such Notes shall be registered in the name of Cede & Co.

                           (16) The Medium Term Notes shall not be issuable as
                  Bearer Securities.

                           (17) Interest on any Medium Term Note shall be
                  payable only to the Person in whose name that Medium Term Note (or one or more predecessor Medium Term Notes thereof) is registered at the close of business on the Regular Record Date for such interest.

                           (18) Unless stated to the contrary on the face of any
                  Medium Term Note and in the applicable Issuer Order and Pricing Supplement, sections 1402 and 1403 of the Indenture shall be applicable to the Medium Term Notes.

                           (19) Unless stated to the contrary on the face of any
                  Medium Term Note and in the applicable Pricing Supplement, the Medium Term Notes shall not be issuable in definitive form except under the circumstances described in Section 305 of the Indenture.

                           (20) Articles Sixteen and Seventeen of the Indenture
                  shall not be applicable to the Medium Term Notes.

                           (21) Unless stated to the contrary on the face of any
                  Medium Term Note and in the applicable Pricing Supplement, the Issuer shall not pay Additional Amounts with respect to the Medium Term Notes as contemplated by Section 1009 of the Indenture.

                           (22) The Medium Term Notes shall not be subordinated
                  to any other debt of the Issuer, and shall constitute senior unsecured obligations of the Issuer.


         SECTION 102. FORMS OF MEDIUM TERM NOTE. The forms of the Medium Term Note are attached hereto as Exhibit A (fixed rate note) and Exhibit B (floating rate note).

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         SECTION 103. AUTHENTICATION AND DELIVERY. Notwithstanding the
provisions of Section 303 of the Indenture, the Trustee shall authenticate and deliver from time to time Medium Term Notes in such authorized amounts and on such terms as are set forth in the related Issuer Order and Pricing Supplement and consistent herewith and, in authenticating such Medium Term Notes, shall be entitled to receive and shall be fully protected in relying upon an Officers' Certificate (which need not be accompanied by an Opinion of Counsel).

                                   ARTICLE II
                                  MISCELLANEOUS

         SECTION 201. DEFINITIONS. Capitalized terms used but not defined in this Fifth Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

         SECTION 202. CONFIRMATION OF INDENTURE. The Indenture, as heretofore supplemented and amended and as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Fifth Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

         SECTION 203. CONCERNING THE TRUSTEE. The Trustee assumes no duties, responsibilities or liabilities by reason of this Fifth Supplemental Indenture other than as set forth in the Indenture prior to being supplemented hereby.

         SECTION 204. GOVERNING LAW. This Fifth Supplemental Indenture, the Indenture and the Medium Term Notes shall be governed by and construed in accordance with the law of the State of New York.

         SECTION 205. SEPARABILITY. In case any provision in this Fifth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 206. COUNTERPARTS. This Fifth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental
Indenture to be duly executed, and the corporate seal of the General Partner to be hereunto affixed and attested, as of the day and year first above written.

                                       SPIEKER PROPERTIES, L.P.
                                         By:  Spieker Properties, Inc.
                                              as General Partner


                                       By:
                                          --------------------------
                                          Name:
                                          Title:
(seal)
Attest:

By:
    ---------------------------
    Name:
    Title:
                                       SPIEKER PROPERTIES, INC.


                                       By:
                                         ----------------------------
                                         Name:
                                         Title:

Attest:

By:
    ---------------------------
    Name:
    Title:

                                       STATE STREET BANK AND TRUST
                                       COMPANY, as Trustee


                                       By:
                                          ---------------------------
                                          Name:
                                          Title:
Attest:


By:
    --------------------------------
    Name:
    Title:

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STATE OF               )
COUNTY OF              ) ss.:

         On the ______ day of ________________, 1995, before me personally came _________________ to me known, who, being by me duly sworn, did depose and say that he is the ____________________ of Spieker Properties, Inc., one of the entities described in and which executed the above instrument; that he knows the corporate seal of said corporation; that the seal affixed to the said instrument is such corporation seal; that it was so affixed by authority of the corporation, and that he signed his name thereto by like authority.

                                  -------------------------------

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